UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

September 1, 2009

PPG INDUSTRIES, INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	001-01687	25-0730780
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One PPG Place, Pittsburgh, Pennsylvania	15272
(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (412) 434-3131

Check the appropriate box below if the Form 8–K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a–12)

☐	Pre–commencement communications pursuant to Rule 14d–2(b) under the Exchange Act (17 CFR 240.14d–2(b))

☐	Pre–commencement communications pursuant to Rule 13e–4(c) under the Exchange Act (17 CFR 240.13e–4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 1, 2009, PPG Industries, Inc. (the “Company”) issued a press release announcing that Robert J. Dellinger will join the Company as Senior Vice President, Finance and Chief Financial Officer designate, effective September 8, 2009, and will officially assume the responsibilities of Chief Financial Officer on October 15, 2009. Mr. Dellinger will serve on the Company’s Executive Committee and Operating Committee. Biographical information on Mr. Dellinger is included in the press release attached hereto as Exhibit 99 and incorporated by reference herein. William H. Hernandez will continue to serve as Chief Financial Officer until October 15, 2009.

The terms of Mr. Dellinger’s compensatory arrangement include the following:

•	Base salary of $47,917 per month.

•

One-time grant on September 8, 2009 under Long-Term Incentive Program of (i) 30,000 stock options, (ii) 5,000 performance-based restricted stock units (“RSUs”), (iii) 5,000 Total Shareholder Return contingent shares (“TSR shares”), and (iv) 10,000 time-based RSUs. The stock options will have a three-year cliff vesting schedule and a ten-year life. The performance-based RSUs and TSR shares will have a three-year performance period from 2009-2011. The time-based RSUs will vest 2,000 per year for a period of five years.

•	For 2009, target cash bonus of $525,000 under Incentive Compensation Bonus Plan, payable on a non-prorated basis in February 2010, with a guaranteed minimum payment of $100,000.

•

Target cash bonus for 2010 will be determined in February 2010. The following long-term incentive share grants will be made in February 2010: (i) 40,000 stock options, (ii) 10,000 performance-based RSUs, and (iii) 10,000 TSR shares. The stock options will have a three-year cliff vesting schedule and a ten-year life. The RSUs and TSR shares will have a three-year performance period from 2010-2012.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit 99 -	Press release dated September 1, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PPG INDUSTRIES, INC.
(Registrant)

Date: September 1, 2009	By:	/s/ Charles E. Bunch
Charles E. Bunch
Chairman and Chief Executive Officer